Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

CONOPCO, INC.,

B&G FOODS NORTH AMERICA, INC.

and

B&G FOODS, INC.

Dated as of October 28, 2011

i

(continued)

(continued)

(continued)

		Page

Section 12.08.	Severability; Enforcement	47
Section 12.09.	Governing Law	47
Section 12.10.	Jurisdiction	47
Section 12.11.	Waiver of Jury Trial	47
Section 12.12.	Amendments	48

DEFINED TERMS

Definition	Location of Defined Terms

Acquisition	Section 1.01
Additional Trademarks	Section 1.02(a)(iv)
Adjusted Purchase Price	Section 2.03(c)
affiliate	Section 12.05(b)
Agreement	Preamble
Allocation	Section 9.01(b)(ii)
Ancillary Agreements	Section 12.05(b)
Applicable Law	Section 3.03
Assumed Liabilities	Section 1.04(a)
Business	Section 12.05(b)
Business Contracts	Section 3.07(b)
business day	Section 12.05(b)
Business Employee	Section 12.05(b)
Business Material Adverse Effect	Section 12.05(b)
Claims	Section 1.02(a)(ix)
Closing	Section 2.01
Closing Date	Section 2.01
Closing Date Payment	Section 2.02(b)
Closing Inventory	Section 2.03(a)
Code	Section 3.09(a)
Commitment Letter	Section 4.05(a)
Competing Activity	Section 5.07(a)
Confidentiality Agreement	Section 5.03(a)
Consent	Section 3.03
Contracts	Section 1.02(a)(viii)
Disclosure Schedule	Section 12.05(b)
DOJ	Section 5.04(b)
$	Section 12.05(b)
Environmental Laws	Section 3.12(a)
Equipment	Section 1.02(a)(ii)
Excluded Assets	Section 1.02(b)
Excluded Taxes	Section 3.09(a)
Excluded Technology License	Section 1.05
Final Purchase Price	Section 2.03(c)
Financing	Section 4.05(a)
Financing Sources	Section 12.02
FTC	Section 5.04(b)
GAAP	Section 2.03(a)
General Survival Period	Section 8.04(b)

Definition	Location of Defined Terms

Governmental Entity	Section 3.03
Guaranteed Obligations	Section 11.01(a)
Guarantor	Preamble
HSR Act	Section 3.03
including	Section 12.05(b)
Indemnified Party	Section 8.03(a)
Indemnifying Party	Section 8.03(a)
Independent Expert	Section 2.03(b)(ii)
Inventory	Section 1.02(a)(i)
Inventory Principles	Section 2.03(a)
Judgment	Section 3.03
knowledge of Seller	Section 12.05(b)
Liens	Section 3.05(a)
Losses	Section 8.01
Management Accounts	Section 3.04
Names	Section 10.02(a)
Notice of Objection	Section 2.03(b)(i)
Other Transferred Intellectual Property	Section 1.02(a)(v)
Permits	Section 1.02(a)(vii)
Permitted Liens	Section 3.05(a)
Person	Section 12.05(b)
Pre-Closing Tax Period	Section 3.09(a)
Post-Closing Tax Period	Section 3.09(a)
Proceeding	Section 1.03(a)
Products	Section 12.05(b)
Property Taxes	Section 3.09 (a)
Purchase Price	Section 1.01
Purchaser	Preamble
Purchaser Indemnitees	Section 8.01
Purchaser Material Adverse Effect	Section 4.01
Retained Liabilities	Section 1.04(b)
Seller	Preamble
Seller Affiliates	Preamble
Seller Indemnitees	Section 8.02
Statement	Section 2.03(a)
Straddle Period	Section 3.09 (a)
Subsidiary	Section 12.05(b)
Target Inventory	Section 2.03(c)
Tax	Section 3.09(a)
Taxes	Section 3.09(a)
Taxing Authority	Section 3.09(a)

2

Definition	Location of Defined Terms

Tax Return	Section 3.09(a)
Technology	Section 1.02(a)(vi)
Third Party Claim	Section 8.03(a)
Transfer Taxes	Section 3.09(a)
Transferred Assets	Section 1.02(a)
Transferred Contracts	Section 1.02(a)(viii)
Transferred Employee	Section 5.05(a)
Transferred Equipment	Section 1.02(a)(ii)
Transferred Intellectual Property	Section 1.02(a)(v)
Transferred Inventory	Section 1.02(a)(i)
Transferred Permits	Section 1.01(a)(vii)
Transferred Technology	Section 1.02(a)(vi)
Transferred Trademarks	Section 1.02(a)(iv)
Transitional Services Agreement	Section 10.03

3

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of October 28, 2011 (this “Agreement”), among CONOPCO, INC., a New York corporation (“Seller”), B&G FOODS NORTH AMERICA, INC., a Delaware corporation (“Purchaser”) and B&G FOODS, INC., a Delaware corporation (“Guarantor”), solely for the purposes of Article XI.

WHEREAS Seller, directly or indirectly through certain of its affiliates (collectively, the “Seller Affiliates”), is engaged, in whole or in part, in the Business;

WHEREAS Seller wishes to sell to Purchaser, and Purchaser wishes to purchase, acquire and accept from Seller, the Transferred Assets, upon the terms and subject to the conditions of this Agreement.  In addition, Purchaser has agreed to assume from Seller and the Seller Affiliates the Assumed Liabilities, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Transferred Assets

Section 1.01.          Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing Seller agrees to, and agrees to cause the Seller Affiliates to, sell, transfer, assign and deliver to Purchaser or its designated Affiliates, and Purchaser agrees to, or agrees to cause Purchaser’s designated Affiliates to, purchase, acquire and accept from Seller and the Seller Affiliates, all of Seller’s and the Seller Affiliates’ right, title and interest in, to and under the Transferred Assets, for (i) an aggregate purchase price of $325,000,000 (the “Purchase Price”), payable as set forth in Section 2.02(b) and subject to adjustment as set forth in Section 2.03, and (ii) the assumption from Seller and the Seller Affiliates of the Assumed Liabilities.  The purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Acquisition”.

Section 1.02.          Transferred Assets and Excluded Assets.

(a)  The term “Transferred Assets” means all of Seller’s and the Seller Affiliates’ right, title and interest in, to and under the following assets, properties, rights, contracts and claims of Seller or the Seller Affiliates as they exist at the time of Closing:

(i)  all raw materials, packaging materials and finished goods (“Inventory”) owned by Seller or any of the Seller Affiliates on the Closing Date that are used or held for use exclusively in the operation or conduct of the Business (collectively, the “Transferred Inventory”);

(ii)  all other tangible personal property and interests therein, including all machinery, equipment and molds, and spare parts inventory with respect thereto (“Equipment”), owned by Seller or any of the Seller Affiliates and set forth in Schedule 1.02(a)(ii) (the “Transferred Equipment”);

(iii)  all trademarks, including all common law rights, trademark registrations and trademark applications that are used or held for use exclusively in the operation or conduct of the Business (other than the Additional Trademarks), including those set forth in Schedule 1.02(a)(iii), together with the goodwill associated exclusively therewith (collectively, the “Transferred Trademarks”);

(iv)  all trademarks, including all common law rights, trademark registrations and trademark applications set forth in Schedule 1.02(a)(iv), together with the goodwill associated therewith (collectively, the “Additional Trademarks”);

(v)  all trade names, trade dress and domain names, including related user accounts and social networking pages, set forth in Schedule 1.02(a)(v) and all copyrights, registered or unregistered, and all registrations and applications for registration of any of the foregoing that are used or held for use exclusively in the operation or conduct of the Business, including those that are identified on Schedule 1.02(a)(v) (collectively, the “Other Transferred Intellectual Property” and, together with the Transferred Trademarks, the “Transferred Intellectual Property”);

(vi)  all trade secrets, proprietary inventions, know-how, recipes, formulae, processes, procedures, research records, specifications, new product concepts, records of inventions and test information, market surveys and marketing know-how (“Technology”) owned by Seller or any of the Seller Affiliates that are used or held for use exclusively in the operation or conduct of the Business (the “Transferred Technology”);

(vii)  all permits, licenses, franchises, approvals or authorizations from any Governmental Entity (“Permits”) that are used or held for use exclusively in the operation or conduct of the Business (the “Transferred Permits”);

(viii)  all written contracts, leases, subleases, licenses, indentures, agreements, commitments and other legally binding instruments (“Contracts”) set forth in Schedule 1.02(a)(viii), and all other Contracts to which Seller or any of the Seller Affiliates is a party that relate exclusively to the operation or conduct of the Business and have been entered into in the ordinary course of business and are materially consistent in nature and in scope with past practices of the Business (collectively, the “Transferred Contracts”);

(ix)  all rights to assert claims, demands, actions, suits and causes of action, whether class, individual or otherwise in nature, in law or in equity,

including any claim, demand, action, suit or cause of action for damages, injunctive relief, declaratory relief or other relief (“Claims”) to the extent relating to any Transferred Asset or any Assumed Liability, other than (i) any such items arising under insurance policies of Seller or any of the Seller Affiliates and (ii) all of Seller’s or any of the Seller Affiliates’ Claims under the antitrust laws of any foreign country or the United States or any State thereof, unfair competition, unfair practices, price discrimination, unitary pricing, consumer protection, fraud prevention or trade practice laws (in any such case, domestic or foreign) (collectively, “Trade Claims”), that Seller or any of the Seller Affiliates, in any capacity, ever had, now have or may or shall have in the future, whether known or unknown, to the extent related to (x) the Business’s purchase or procurement of any good, service or product at any time prior to the Closing or (y) Seller’s or any of the Seller Affiliates’ purchase or procurement of any good, service or product for, or on behalf of, the Business, at any time up until the Closing, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Claims;

(x)  all books of account, general, financial and accounting records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence and files relating to the Transferred Trademarks, in each case owned by Seller or any of the Seller Affiliates that are used or held for use exclusively in the operation or conduct of the Business, whether in the possession of Seller or any Seller Affiliate or any other person, except to the extent relating to the Excluded Assets or the Retained Liabilities and except to the extent not reasonably separable from documents that do not relate exclusively to the Business; and

(xi)  all pre-paid expenses that are used or held for use exclusively in the operation or conduct of the Business; and

(xii)  all goodwill of the Business.

(b)  Notwithstanding anything to the contrary contained in this Agreement, the Transferred Assets shall not include any assets or rights other than the assets specifically listed or described in Section 1.02(a) and, for the avoidance of doubt, shall expressly exclude the following assets (collectively, the “Excluded Assets”), which shall not be sold, transferred, assigned or delivered to Purchaser:

(i)  all assets listed in Schedule 1.02(b)(i);

(ii)  all cash, cash equivalents or securities of Seller or any of the Seller Affiliates;

(iii)  all accounts, notes receivable and similar rights to receive payments of Seller or any of the Seller Affiliates arising prior to the Closing;

(iv)  all Claims of Seller or any of the Seller Affiliates to the extent relating to any Excluded Asset or Retained Liability, including (A) any such items arising under insurance policies and (B) all Trade Claims that Seller or any of the Seller Affiliates, in any capacity, ever had, now have or may or shall have in the future, whether known or unknown, to the extent related to (x) the Business’s purchase or procurement of any good, service or product at any time prior to the Closing or (y) Seller’s or any of the Seller Affiliates’ purchase or procurement of any good, service or product for, or on behalf of, the Business, in either case, at any time up until the Closing, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Trade Claims;

(v)  any shares of capital stock or other equity interests of any affiliate of Seller or any of the Seller Affiliates;

(vi)  all tangible personal property and interests therein, including all machinery, equipment and molds, owned by Seller or any Seller Affiliate, that is not specifically listed or described in Section 1.02(a);

(vii)  any assets relating to any employee benefit plan in which any employees of Seller, any of the Seller Affiliates or any of their respective affiliates participate;

(viii)  any refunds or credits, claims for refunds or credits or rights to receive refunds or credits from any Taxing Authority with respect to Excluded Taxes;

(ix)  any records (including accounting records) related to Taxes paid or payable by Seller, any of the Seller Affiliates or any of their respective affiliates and all financial and Tax records relating to the Business that form part of Seller’s, any of the Seller Affiliates’ or any of their respective affiliates’ general ledger, provided that such records shall be made available to Purchaser in accordance with Section 10.04(b);

(x)  all records prepared in connection with the sale of the Business (or any portion thereof), including bids received from third persons and analyses relating to the Business (or any portion thereof);

(xi)  all rights of Seller or any of the Seller Affiliates under this Agreement and any other agreements, certificates and instruments relating to the sale of the Business (or any portion thereof) or otherwise delivered in connection with this Agreement;

(xii)  the names and marks “Unilever”, “Alberto”, “Alberto-Culver” and “Culver Specialty Brands” and any name or mark derived from or including any of the foregoing (excluding, for the avoidance of doubt, Transferred Trademarks and Additional Trademarks);

(xiii)  all real property, leaseholds and other interests in real property of Seller or any of the Seller Affiliates;

(xiv)  all division or corporate-level services of the type currently provided to the Business by Seller, any of the Seller Affiliates or any of their respective affiliates; and

(xv)  all Uniform Product Codes (UPCs) for the Products.

Section 1.03.          Consents to Certain Assignments.

(a)  Notwithstanding anything in this Agreement to the contrary (subject to the provisions of Section 1.03(b)), this Agreement shall not constitute an agreement to transfer or assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted direct or indirect assignment thereof, without the consent of a third party, would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, claim or right, or would in any way adversely affect the rights of Seller or any of the Seller Affiliates or, upon transfer, Purchaser under such asset, claim or right.  If any transfer or assignment by Seller or any of the Seller Affiliates to Purchaser, or any direct or indirect assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset, claim or right requires the consent of a third party, then such transfer or assignment or assumption shall be made subject to such consent being obtained.  Purchaser agrees that neither Seller nor any of the Seller Affiliates shall have any liability whatsoever to Purchaser arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or because of any circumstances resulting therefrom.  Purchaser further agrees that no representation, warranty or covenant of Seller herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent, (ii) any circumstances resulting therefrom or (iii) any suit, action or proceeding (a “Proceeding”) or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any circumstances resulting therefrom.

(b)  If any such consent is not obtained prior to the Closing, the Closing shall nonetheless take place on the terms set forth in this Agreement and, thereafter, Purchaser and Seller shall use their reasonable best efforts (not including the payment of any consideration by Seller) to secure such consent as promptly as practicable after the Closing and shall cooperate in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser under which (i) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Applicable Law) the economic claims, rights and benefits (net of the amount of any related Tax costs imposed on Seller, any of the Seller Affiliates or any of their respective affiliates on post-Closing income so transferable to Purchaser) under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement and (ii) Seller shall bear any related economic burden resulting from implementation of any such alternative arrangement pursuant to this Section 1.03 (other than the amount of any such related Tax costs borne by Purchaser pursuant to clause (i) above) because a third party consent has not been obtained in accordance with this Agreement.

Section 1.04.          Assumption of Liabilities.

(a)  Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and shall pay, perform and discharge when due the following obligations, liabilities and commitments, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of, relating to or otherwise in respect of the Transferred Assets, the Business or the operation or conduct of the Business, including (collectively, the “Assumed Liabilities”):

(i)  all obligations, liabilities and commitments of Seller or any of the Seller Affiliates under the Transferred Contracts and the Transferred Permits, in each case to the extent such obligations, liabilities and commitments relate to the period from and after the Closing Date, but excluding any obligations, liabilities or commitments arising out of or relating to any breach or default by Seller or any of the Seller Affiliates with respect to any such Transferred Contract or Transferred Permit;

(ii)  all obligations, liabilities and commitments for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims, in each case in respect of requests for returns in the ordinary course of business consistent with past practices for Products sold by the Business prior to the Closing;

(iii)  Property Taxes that are the responsibility of Purchaser pursuant to Section 9.01(a);

(iv)  Transfer Taxes that are the responsibility of Purchaser pursuant to Section 9.01(c);

(v)  all obligations, liabilities and commitments accruing, arising out of or relating to the operation or conduct of the Business or the use or ownership of the Transferred Assets, in each case after the Closing Date, including obligations, liabilities and commitments in respect of any and all products sold by the Business after the Closing Date (including in respect of product liability claims);

(vi)  all obligations, liabilities and commitments (A) arising under or in respect of (x) the advertising commitments set forth in Schedule 1.04(a)(vi) or (y) any advertising commitments entered into or assumed by Seller or any of the Seller Affiliates on or after the date of this Agreement in accordance with the terms of this Agreement and (B) for trade promotions and consumer promotions (x) as set forth in Schedule 1.04(a)(vi) or (y) planned or committed on or after the date of this Agreement in accordance with the terms of this Agreement, in each case in respect of any and all Products of the Business (including the Transferred Inventory) sold by Purchaser on and after the Closing Date; and

(vii)  all obligations, liabilities and commitments of Purchaser pursuant to Section 5.05.

(b)  Notwithstanding any other provision of this Agreement, Purchaser shall not assume any Retained Liability, each of which shall be retained and paid, performed and discharged when due by Seller and the Seller Affiliates.  The term “Retained Liabilities” means:

(i)  all obligations, liabilities and commitments of Seller or any of the Seller Affiliates arising out of or related to the Excluded Assets;

(ii)  all obligations, liabilities and commitments of Seller or any of the Seller Affiliates not listed in Section 1.04(a);

(iii)  all accounts payable of Seller or any of the Seller Affiliates existing as of the Closing and arising out of the operation or conduct of the Business on or before the Closing;

(iv)  Excluded Taxes;

(v)  Property Taxes that are the responsibility of Seller pursuant to Section 9.01(a);

(vi)  Transfer Taxes that are the responsibility of Seller pursuant to Section 9.01(c);

(vii)  all obligations, liabilities and commitments of Seller or any of the Seller Affiliates to the extent relating to or arising out of any suit, action or Proceeding, in each case pending on or before the Closing Date;

(viii)  all obligations, liabilities and commitments relating to any Products manufactured on or prior to the Closing Date, including obligations, liabilities and commitments for any personal injury claims, warranty obligations, product recall or withdrawal, regardless of legal theory asserted, but excluding, in all cases under this Section 1.04(b)(viii), any obligations, liabilities or commitments that are Assumed Liabilities under Section 1.04(a)(ii);

(ix)  all obligations, liabilities and commitments under Environmental Laws to the extent arising out of the operation or conduct of the Business or the use or operation of the Transferred Assets, in each case on or prior to the Closing Date; and

(x)  all obligations, liabilities and commitments with respect to trade promotions with respect to Products sold by the Business prior to the Closing.

(c)  Purchaser agrees to reimburse Seller, dollar for dollar, in the event that any of Seller’s or a Seller Affiliate’s customers offset the cost of any Products returned by such customer which are the responsibility of Purchaser pursuant to Section 1.04(a)(ii), in each case against accounts payable by such customer to Seller or such Seller Affiliate.  Seller agrees to, and to cause the Seller Affiliates to, provide notice to Purchaser of any such offset for which Seller or such Seller Affiliate is entitled to be reimbursed by Purchaser pursuant to this Section 1.04(c).  Purchaser shall pay Seller promptly following receipt of notice of any such offset by a customer (together with supporting documentation).

(d)  Seller agrees to reimburse Purchaser, dollar for dollar, in the event that any of Purchaser’s or its affiliates’ customers offset any Retained Liability against accounts payable by such customer to Purchaser or its affiliates.  Purchaser agrees to provide notice to Seller of any such offset for which Purchaser is entitled to be reimbursed by Seller pursuant to this Section 1.04(d).  Seller shall pay Purchaser promptly following receipt of notice of any such offset by a customer (together with supporting documentation).

Section 1.05.          Excluded Technology License.  At the Closing, Seller will execute and deliver a royalty-free, non-exclusive license (in the form attached hereto as Exhibit A) to Purchaser with respect to any Technology owned by Seller or any of the Seller Affiliates that is used in connection with the operation or conduct of the Business on the Closing Date and that is not included in the Transferred Technology (the “Excluded Technology License”).

ARTICLE II

Closing and Post-Closing Purchase Price Adjustment

Section 2.01.          Closing.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted, the waiver) of the condition set forth in Section 6.01(a), or, if on such day any other condition set forth in Article VI has not been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VI have been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof), or at such other place, time and date as may be agreed by Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  The Closing shall be deemed to be effective as of 11:59 p.m. ET on the Closing Date.

Section 2.02.          Transactions to be Effected at the Closing.

(a)  Seller shall deliver or cause to be delivered to Purchaser (i) such duly executed deeds, bills of sale, assignments and other instruments of transfer relating to the Transferred Assets (other than the Transferred Intellectual Property) in forms reasonably acceptable to Purchaser, (ii) duly executed assignments of the Transferred Trademarks, in forms suitable for recording in the applicable jurisdictions (it being understood that any notarization and/or legalization required for the recording of any such assignment outside of the United States may be effectuated after the Closing and shall be the sole responsibility of Purchaser) in forms reasonably acceptable to Purchaser, (iii) general assignments of all Other Transferred Intellectual Property in forms reasonably acceptable to Purchaser, (iv) a duly executed counterpart of the Transitional Services Agreement, (v) a duly executed counterpart of the Excluded Technology License (it being understood that such deeds, bills of sale, assignments and other instruments of transfer shall not require Seller to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement) and (vi) the officer’s certificates referred to in Section 6.02; and

(b)  Purchaser shall deliver to Seller and the Seller Affiliates (i) payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least two business day prior to the Closing Date), in an amount equal to (A) the Purchase Price plus or minus (B) an estimate, prepared by Seller and delivered to Purchaser at least two business day prior to the Closing Date, of any adjustment to the Purchase Price under Section 2.03 (the Purchase Price plus or minus such estimate of any adjustment under Section 2.03 being hereinafter called the “Closing Date Payment”), (ii) duly executed counterparts to such deeds, bills of sale, assignments and other instruments of transfer, and appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities, (iii) an duly executed counterpart to the Transitional Services Agreement, (iv) a duly executed counterpart of the Excluded Technology License and (v) the officer’s certificates referred to in Section 6.03.

Section 2.03.          Post-Closing Purchase Price Adjustment.

(a)  The Statement.  Within 60 days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Statement”), setting forth the book value of the Transferred Inventory as of 11:59 p.m. ET on the Closing Date (“Closing Inventory”) calculated in accordance with the principles set forth on Schedule 2.03 (the “Inventory Principles”), whether or not doing so is in accordance with United States generally accepted accounting principles (“GAAP”).  After the Closing Date, at Seller’s request, Purchaser shall assist Seller and its representatives in the preparation of the Statement and shall provide Seller and its representatives any information reasonably requested and shall provide them access at all reasonable times during normal business hours and upon advance written notice to the personnel, properties, books and records relating exclusively to the Business for such purpose.  Purchaser and its agents shall be permitted to observe any physical inventory taken to determine the Closing Inventory.

(b)  Objections; Resolution of Disputes.

(i)  Unless Purchaser notifies Seller in writing within 45 days after Seller’s delivery of the Statement of any objection to the computation of Closing Inventory set forth therein (the “Notice of Objection”), the Statement shall become final and binding at the end of such 45-day period.  During such 45-day period Purchaser and its representatives shall be permitted to review the working papers of Seller relating to the Statement and shall be granted reasonable access to appropriate personnel of Seller responsible for preparing such Statement.  Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.  Any Notice of Objection shall include only objections based on (A) mathematical errors in the computation of Closing Inventory or (B) Closing Inventory not having been calculated in accordance with the Inventory Principles.  Seller and Purchaser acknowledge that (x) the sole purpose of the determination of Closing Inventory is to adjust the Closing Date Payment so as to reflect, based solely on the operation of the Business, the amount, if any, by which the book value of the Closing Inventory as of the close of business on the Closing Date deviates from the Target Inventory and (y) such amount, if any, can be determined only if the calculation is done using the same Inventory Principles.

(ii)  If Purchaser provides the Notice of Objection to Seller within such 45-day period, Purchaser and Seller shall, during the 45-day period following Seller’s receipt of the Notice of Objection, attempt in good faith to resolve Purchaser’s objections.  During such 45-day period, Seller and its representatives shall be permitted to review the working papers of Purchaser relating to the Notice of Objection and the basis therefor and shall be granted reasonable access to appropriate personnel of Purchaser responsible for preparing such Notice of Objection. If Purchaser and Seller are unable to resolve all such objections within such 45-day period, the matters remaining in dispute shall be submitted to Ernst & Young (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Purchaser and Seller and, if Purchaser and Seller are unable to so agree within 10 days after the end of such 45-day period, then Purchaser and Seller shall each select such a firm and such firms shall jointly select a third nationally recognized firm to resolve the disputed matters (such selected firm being the “Independent Expert”)).  The parties shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than 60 days after its engagement.  The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.  The fees and expenses of the Independent Expert shall be borne equally by Purchaser and Seller.  After the Statement shall have become final and binding, neither Purchaser nor Seller shall have any further right to make any claims against the other party in respect of (i) any element of Closing Inventory that Purchaser raised, or could have raised, in the Notice of Objection or (ii) any payment made pursuant to Section 2.03(c).

(c)  Adjustment Payment.  The Purchase Price shall be increased by the amount by which Closing Inventory exceeds $6,500,000 (the “Target Inventory”) by more than $100,000, and the Purchase Price shall be decreased by the amount by which Closing Inventory is less than the Target Inventory by more than $100,000 (the Purchase Price as so increased or decreased being hereinafter called the “Adjusted Purchase Price”).  Within 10 days after the Statement has become final and binding in accordance with Section 2.03(b), (i) if the Closing Date Payment is less than the Adjusted Purchase Price, Purchaser shall pay to Seller an amount equal to such difference, plus simple interest thereon at a rate of 3% per annum from the Closing Date to the date payment is made in full, and (ii) if the Closing Date Payment is greater than the Adjusted Purchase Price, Seller shall pay to Purchaser an amount equal to such difference, plus simple interest thereon at a rate of 3% per annum from the Closing Date to the date payment is made in full (the Closing Date Payment as so increased or decreased being hereinafter called the “Final Purchase Price”).  Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Purchaser or Seller, as the case may be.

(d)  Post-Closing Books and Records.  Except for the consummation of the Closing and the other transactions contemplated by this Agreement, Purchaser and Seller agree that on the Closing Date itself the Business shall be conducted in the ordinary course in a manner substantially consistent with past practice.  Following the Closing, Purchaser shall not take any action with respect to the accounting books and records of the Business on which the Statement is to be based that would affect the Statement.  Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Statement that would affect the Statement except as a result of events occurring after the date of the Statement and, in such event, only in a manner consistent with the past practices of the Business.

ARTICLE III

Representations and Warranties of Seller

Except as set forth in the Disclosure Schedule (with specific reference to the applicable provision, subprovision, section or subsection of this Agreement, except that any disclosures on the Disclosure Schedules shall be deemed disclosed for purposes of in each other provision, subprovision, section or subsection of this Agreement to the extent reasonably apparent), Seller hereby represents and warrants to Purchaser as follows:

Section 3.01.          Organization and Standing.  Seller is validly existing and in good standing under the laws of the State of New York.  Each of the Seller Affiliates is validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of its organization.  Each of Seller and each of the Seller Affiliates has full corporate power and authority to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it.  Each of Seller and the Seller Affiliates has full corporate power and authority to conduct the Business as presently conducted by them.

Section 3.02.          Authority, Execution and Delivery; Enforceability.  Seller has full corporate power and authority to execute this Agreement and the other agreements and instruments to be executed and delivered in connection with this Agreement to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.  Each of the Seller Affiliates has or, prior to the Closing, will have full corporate power and authority to execute the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by such Ancillary Agreements.  Seller has taken all corporate action required by its Certificate of Incorporation and By-laws to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.  Each of the Seller Affiliates has or, prior to the Closing, will have taken all corporate action required by its comparable organizational documents to authorize the execution and delivery of the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by such Ancillary Agreements.  Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.  Each of the Seller Affiliates prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

Section 3.03.          No Conflicts or Violations, No Consents or Approvals Required.  The execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller and each of the Seller Affiliates of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of, in the case of Seller, the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements, or, in the case of each of the Seller Affiliates, the transactions contemplated to be consummated by it by such Ancillary Agreements, will not conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien (other than Permitted Liens or Liens caused by Purchaser) upon any of the Transferred Assets under, any provision of (i) in the case of Seller, its Certificate of Incorporation or By-laws and, in the case of each of the Seller Affiliates, its comparable organizational documents, (ii) except as set forth in Schedule 3.03, any Contract to which Seller or any of the Seller Affiliates is a party or by which any of the Transferred Assets is bound, or (iii) any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Applicable Law”) applicable to Seller or any of the Seller Affiliates or any of the Transferred Assets, other than, in the case of clauses (i), (ii) and (iii) above, any such items that would not reasonably be expected to have a Business Material Adverse Effect.  No consent, approval or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a “Governmental Entity”), is required to be obtained or made by or with respect to Seller or any of the Seller Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) those that may be required solely by reason of Purchaser’s (as opposed to any third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements and (C) those the failure of which to obtain or make would not reasonably be expected to have a Business Material Adverse Effect.

Section 3.04.          Financial Information.  Schedule 3.04 sets forth (i) an unaudited Statement of Inventory at September 30, 2011 and (ii) an unaudited Statement of Profit Before Administrative Overhead for the year ended September 30, 2011 (such statements, the “Management Accounts”).  The Management Accounts (i) were prepared in accordance with the historical accounting principles, practices, methodologies and policies of Seller or the applicable Seller Affiliates with respect to the Business, which to Seller’s knowledge, are consistent in all material respects with GAAP applied on a consistent basis, (ii) were prepared from Seller’s or the applicable Seller Affiliates’ books and records, (iii) have eliminated all inter-company sales and profits and (iv) present fairly, to Seller’s knowledge, in all material respects, in accordance with such accounting principles, practices, methodologies and policies, which are consistent with GAAP, the inventory of the Business at September 30, 2011 and the profit before administrative overhead of the Business for the year ended September 30, 2011.

Section 3.05.          Good and Valid Title.

(a)  Seller or one of the Seller Affiliates has, or as of the Closing Date will have, good and valid title to all Transferred Assets, other than those set forth in Schedule 3.05 and those sold or otherwise disposed of after September 30, 2011 not in violation of this Agreement, in each case free and clear of all mortgages, liens, charges, claims, pledges or other encumbrances of any kind (collectively, “Liens”), except (i) such Liens as are set forth in Schedule 3.05, (ii) statutory mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for sums not yet delinquent, (iii) Liens arising under original purchase price conditional sales Contracts or equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not yet due and payable and (v) other imperfections of title, licenses or encumbrances, if any, that are not material to the Business and do not materially impair the continued use and operation of the Transferred Assets to which they relate in the conduct of the Business as presently conducted (the Liens described in clauses (i) through (v) above are referred to collectively as “Permitted Liens”).

(b)  This Section 3.05 does not relate to Intellectual Property, such items being the subject of Section 3.06.

Section 3.06.          Intellectual Property.

(a)  With respect to the Transferred Trademarks, Schedule 1.02(a)(iii) sets forth a complete and accurate list of the trademarks, trademark registration and application numbers and the jurisdictions where such Transferred Trademarks are registered or where applications have been filed.  Except as set forth in Schedule 3.06, the Transferred Intellectual Property and the Transferred Technology, together with the rights licensed under the Excluded Technology License, comprise all intellectual property necessary to manufacture and sell the Products as of the Closing.  Except as set forth in Schedule 3.06(a), Seller or one of the Seller Affiliates is the owner of the registrations and applications set forth in Schedule 1.02(a)(iii) for the Transferred Trademarks and the Other Transferred Intellectual Property and no license fees in respect of any Transferred Intellectual Property are paid to non-affiliated third parties for the use by Seller or the applicable Seller Affiliate of the Transferred Intellectual Property in those jurisdictions listed in Schedule 1.02(a)(iii).  Purchaser acknowledges and agrees that Seller does not make any representations or warranties relating to the Transferred Trademarks in jurisdictions other than those set forth in Schedule 1.02(a)(iii).

(b)  Except as set forth in Schedule 3.06(b), or as expressly provided in any Contract listed in Schedule 3.06, neither Seller nor any of the Seller Affiliates has granted any material license of any kind relating to any Transferred Intellectual Property or Transferred Technology.  Neither Seller nor any of the Seller Affiliates is bound by or a party to any material option, license or similar Contract relating to any intellectual property of any other person for the use of such intellectual property in the conduct of the Business, except (i) as set forth in Schedule 3.06(b), (ii) for nonexclusive licenses to end-users of machinery and equipment in the ordinary course of business and (iii) for so-called “shrink-wrap” and other non-customized license agreements relating to computer software licensed to Seller or one of the Seller Affiliates in the ordinary course of business.

(c)  Except as set forth in Schedule 3.06(c), no claims are pending or, to the knowledge of Seller, threatened, as of the date of this Agreement against Seller or any of the Seller Affiliates by any person claiming that use of any of the Transferred Intellectual Property or Transferred Technology as presently used in the manufacture and sale of the Products infringes the intellectual property rights of any such person.  Except as set forth in Schedule 3.06(c), since January 1, 2009 to the date of this Agreement, no Proceeding has been commenced and, to the knowledge of Seller, no written Claims have been asserted challenging the validity, enforceability, ownership or use of any Transferred Intellectual Property or any Transferred Technology.  Except as set forth in Schedule 3.06(c), to the knowledge of Seller, (i) the use of the Transferred Intellectual Property and Transferred Technology or the Retained Licensed Technology (as defined in the Excluded Technology License) in the manufacture and sale of the Products does not infringe the intellectual property rights of any other person; and (ii) no person is infringing the intellectual property rights of Seller or Seller Affiliates in the Transferred

Intellectual Property and Transferred Technology or the Retained Licensed Technology (as defined in the Excluded Technology License).

(d)  Except as set forth in Schedule 3.06 and other than (i) rights in connection with co-packing arrangements and (ii) cross-promotional rights entered into in the ordinary course of business, neither Seller nor any of the Seller Affiliates is a party to or bound by any material license, sublicense, option or other agreement relating in whole or in part to the Transferred Intellectual Property.

(e)  For the avoidance of doubt, nothing in this Section 3.06 or elsewhere in this Agreement (other than the second sentence of this Section 3.06(e)) shall be construed as a representation or warranty related to the Additional Trademarks.  Seller or one of the Seller Affiliates is the owner of the registrations and applications set forth in Schedule 1.02(a)(iv) for the Additional Trademarks.

(f)  None of Seller or Seller’s Affiliates owns or controls any patents, patent applications or patent rights that are used in the manufacture and sale of the Products as of the date of this Agreement.

(g)  To the extent necessary for Seller’s and Seller Affiliates’ operation of the Business, Seller and the Seller Affiliates have obtained assignments of copyright signed by each author of works subject to any material copyright used in the conduct of the Business as of the date of this Agreement, including but not limited to photographers, Web designers and advertising agencies.

(h)  All trade secrets of Seller and the Seller Affiliates that are included in the Transferred Technology have been maintained by Seller and the Seller Affiliates subject to secrecy safeguards in a manner substantially consistent with the manner in which Seller maintains the confidentiality of its trade secrets generally.  To the knowledge of Seller, no third party that is not duly authorized by Seller or a Seller Affiliate has misappropriated any trade secrets that are included in the Transferred Technology.

Section 3.07.          Contracts.

(a)  Except as set forth in Schedule 3.07 and except for Contracts relating to Excluded Assets or Retained Liabilities, neither Seller nor any of the Seller Affiliates is a party to or bound by any Contract that is used or held for use in the manufacture and sale of the Products (other than (x)  this Agreement and the Ancillary Agreements and (y) Transferred Contracts entered into after the date of this Agreement in the ordinary course of business not in violation of Section 5.01 of this Agreement) and that is:

(i)  a covenant not to compete (other than (A) pursuant to any radius restriction contained in any real estate lease, reciprocal easement or development, construction, operating or similar agreement and (B) any such covenant contained in any agreement with a broker) that materially limits the conduct of the Business as currently conducted;

(ii)  (A) a continuing Contract for the future purchase of materials, supplies, equipment, raw materials, packaging or commodities (other than (x) purchase Contracts and orders for Inventory in the ordinary course of business and (y) purchase orders for the co-packing or manufacturing of Products of the Business in the ordinary course of business), (B) a management, service, consulting or other similar Contract (other than Contracts for services in the ordinary course of business, including transportation and warehousing Contracts) or (C) an advertising Contract (other than Contracts relating to obligations, liabilities and commitments described in Section 1.04(a)(vi)), in any such case which has an aggregate future obligation to any person (other than Seller or one of the Seller Affiliates) in excess of $50,000 and is not terminable by Seller or one of the Seller Affiliates by notice of not more than 60 days for a cost of less than $50,000;

(iii)  a lease or similar Contract with any person (other than Seller or one of the Seller Affiliates) under which Seller or one of the Seller Affiliates is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person which lease or similar Contract has an aggregate future obligation in excess of $50,000 and is not terminable by Seller or one of the Seller Affiliates by notice of not more than 60 days for a cost of less than $50,000;

(iv)  a Contract for capital expenditures in excess of $50,000 individually or in the aggregate;

(v)  a Contract that deals with the provision of goods or services by or on behalf of the Business on a co-manufacturing basis;

(vi)  a Contract concerning a franchising, partnership, joint venture or similar arrangement; or

(vii)  any other Contract that has an aggregate future obligation to any person (other than Seller or one of the Seller Affiliates) in excess of $50,000 and is not terminable by Seller or one of the Seller Affiliates by notice of not more than 60 days for a cost of less than $50,000 (other than (A) purchase orders, sales orders and Contracts with brokers, (B) leases of real property and (C) employment agreements and other Contracts relating to employee matters, including Seller Benefit Plans).

(b)  Except as set forth in Schedule 3.07, all Transferred Contracts required to be listed in Schedule 3.07 (such Contracts, the “Business Contracts”) are in all material respects valid, binding and in full force and effect and are enforceable by Seller or the applicable Seller Affiliate in accordance with their terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.  Except as set forth in Schedule 3.07, Seller or the applicable Seller Affiliate has performed all material obligations required to be performed by it to date under the Business Contracts, and it is not in material breach or default thereunder and, to the knowledge of Seller, no other party to any Business Contract, as of the date of this Agreement, is in material breach or default thereunder.

(c)  Neither Seller or any Seller Affiliate nor, to the knowledge of Seller, any other party thereto is in breach of any obligation under any purchase order, which breach would, individually or in the aggregate, materially adversely affect the Business.

Section 3.08.          Permits.  Except as set forth in Schedule 3.08, (i) all Transferred Permits are validly held by Seller or one of the Seller Affiliates, and Seller or the applicable Seller Affiliate has complied in all material respects with the terms and conditions thereof, (ii) during the past twelve months neither Seller nor any of the Seller Affiliates has received written notice of any Proceeding relating to the revocation or modification of any such Transferred Permits the loss of which would reasonably be expected to materially adversely affect the Business and (iii) none of such Transferred Permits would reasonably be expected to be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition, except for any suspensions, modifications, revocations or nonrenewals that would not materially adversely affect the Business.

Section 3.09.          Taxes.

(a)  For purposes of this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

“Excluded Taxes” means all liabilities of the Seller or any Seller Affiliate or any of their respective affiliates in respect of any Tax.

“Pre-Closing Tax Period” means any taxable periods (or portion thereof) ending on or before the end of the day on the Closing Date.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Property Taxes” means real, personal and intangible property Taxes or other Taxes other than income Taxes or Taxes measured by net income or receipts that are assessed on a periodic basis based upon the ownership of property on a specified date.

“Straddle Period” means any Tax period beginning on or prior to and ending after the Closing Date.

“Tax” or “Taxes” means (a) all forms of taxation imposed by any Federal, state, provincial, local, foreign or other Taxing Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health, custom, duty, and other taxes of any kind, (b) any liability for taxes of any person, as a transferee or successor, by contract or otherwise, and (c) any estimated tax, interest, fines, penalties or additions to tax with respect to amounts referred to in clauses (a) or (b) hereof.

“Taxing Authority” means any Federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising Tax regulatory authority.

“Tax Return” means any report, return, document, declaration or other information or filing filed or required to be supplied to any Taxing Authority with respect to, Taxes, including any amendment made with respect thereto.

“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

(b)  all material Tax Returns of the Seller and each Seller Affiliate required to be filed by the Code or by applicable state, provincial, local or foreign Tax laws to the extent such Tax Returns relate to the Transferred Assets have been timely filed or will be timely filed and are true, complete and correct in all material respects, (ii) neither the Seller nor any Seller Affiliate has requested or obtained any extension of time within which to file any material Tax Return with respect to the Transferred Assets, which Tax Return has not since been filed, (iii) all material Taxes of or due with respect to the Transferred Assets, the Business or the conduct of the Business have been paid in full or will be timely paid in full by the due date thereof, (iv) no material claims are being asserted in writing with respect to any Taxes with respect to the Transferred Assets, nor to the knowledge of the Seller has any such claim been threatened or asserted, (v) neither Seller nor any Seller Affiliate has received any notice of any assessment or proposed assessment in connection with any of the Transferred Assets, the Business or the conduct of the Business, (vi) there are no Tax liens on or with respect to the Transferred Assets other than Permitted Liens, (vii) the Seller and each Seller Affiliate has withheld and paid over (or set aside for payment when due) all material Taxes required to have been withheld and paid over with respect to the Transferred Assets and Transferred Employees, and complied with all information reporting and backup withholding requirements in connection with amounts paid or owing to any Transferred Employee, (viii) neither Seller nor any Seller Affiliate has waived or requested to waive any statute of limitations in respect of Taxes associated with the Transferred Assets, the Business or the conduct of the Business, which waiver is currently in effect, and (ix) no transaction contemplated by this Agreement is subject to withholding under any provision of law (including Section 1445 of the Code).

Section 3.10.          Proceedings.  Schedule 3.10(a) sets forth a list as of the date of this Agreement of each pending Proceeding against Seller or any of the Seller Affiliates (as to which a complaint has been served on Seller or any of the Seller Affiliates), which relates to the Transferred Assets or the Business and pursuant to which a party seeks (a) more than $100,000 from Seller or any of the Seller Affiliates or (b) injunctive relief that would materially adversely affect the Business or prohibit the consummation of the Acquisition.  Except as set forth in Schedule 3.10(b), neither Seller nor any of the Seller Affiliates is a party or subject to or in default under any unsatisfied Judgment applicable to the Transferred Assets or the conduct of the Business, other than for such Judgments that are not material to the Business or the Transferred Assets (taken as a whole).  This Section 3.10 does not relate to Taxes, environmental matters or Intellectual Property matters, such items being the subject of Sections 3.09, 3.12(b) and 3.06, respectively.

Section 3.11.          Absence of Changes or Events.  Except as set forth in Schedule 3.11 or Schedule 5.01, since September 30, 2011 (a) Seller and the Seller Affiliates have conducted the Business in the ordinary course consistent with past practice and (b) there has not been a Business Material Adverse Effect and no change, event or circumstance has occurred that is reasonably likely to result in a Business Material Adverse Affect.  Purchaser acknowledges that there may be disruption to the operation of the Business as a result of the execution of this Agreement and any announcement thereof (including as a result of the identity of Purchaser) and the consummation of the transactions contemplated hereby, and Purchaser agrees that any such disruptions do not and shall not constitute a breach of this Section 3.11.

Section 3.12.          Compliance with Applicable Laws.  The Business is in compliance in all material respects with all Applicable Laws, including all Applicable Laws relating to protection of the environment (“Environmental Laws”).  As of the date of this Agreement, there are no pending Proceedings against Seller or any of the Seller Affiliates alleging that the Business is in violation of any Applicable Law and neither Seller nor any of the Seller Affiliates have received any written notice from a Governmental Entity of any claim of a violation of any Applicable Law.  This Section 3.12 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

Section 3.13.          Customers and Suppliers.  Schedule 3.13 lists (a) the 10 largest customers of the Business in terms of sales during the fiscal 12-month period ended September 30, 2011 and (b) the seven largest suppliers of the Business during the fiscal 12-month period ended September 30, 2011, together with the aggregate amount of the sales made to each such customer and purchases made from each such supplier during the fiscal 12-month period ended September 30, 2011.  Except as set forth on Schedule 3.13, as of the date of this Agreement, none of the customers or suppliers referenced in Schedule 3.13 has given Seller or any of the Seller Affiliates written notice of termination or intent to terminate its relationship with Seller or any of the Seller Affiliates.

Section 3.14.          Sufficiency of Assets.  Except as set forth on Schedule 3.14, the Transferred Assets include, in all material respects, all of the property and assets necessary for Seller or the Seller Affiliates to manufacture and sell the Products.  Except as set forth on Schedule 3.14, on the Closing Date, the Transferred Assets together with the services to be provided by Seller to Purchaser under the Transitional Services Agreement and the license rights under the Excluded Technology License, are sufficient to permit Purchaser to manufacture and sell the Products in a manner substantially consistent with the manner in which the Products were manufactured and sold by Seller or the applicable Seller Affiliates prior to the Closing Date.

Section 3.15.          Inventory.  The Inventory was acquired or manufactured in the ordinary course of business consistent with past practice.  On the Closing Date, except to the extent excluded from the Closing Inventory, the Inventory will consist of goods usable and saleable in the ordinary course.

Section 3.16.          Equipment.  The Transferred Equipment is in operating condition and repair (giving due account to the age and length of use of the same, ordinary wear and tear excepted), and is adequate and suitable for its present uses.

Section 3.17.          Product Liability; Product Recall.  Except as set forth on Schedule 3.17, since January 1, 2009 neither Seller nor any of the Seller Affiliates has effected a recall or withdrawal of any Product sold in connection with the Business.  Except as set forth on Schedule 3.17, none of the Products sold by Seller or any of the Seller Affiliates in connection with the Business since January 1, 2009 has been the subject of any material claim from a third party for personal injury allegedly due and owing as a result of the use, application, malfunction or defect of such a Product.

Section 3.18.          Brokerage.  Except for Deloitte Corporate Finance LLC, whose fees and expenses will be paid by Seller, no investment banker, broker, finder or other third party shall be entitled to receive any commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, contract or agreement made by or on behalf of Seller.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

Section 4.01.          Organization and Standing.  Purchaser is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Acquisition (a “Purchaser Material Adverse Effect”).

Section 4.02.          Authority; Execution and Delivery, Enforceability.  Purchaser has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  Purchaser has taken all corporate action required by its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the Acquisition and the other transactions contemplated hereby and thereby.  Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

Section 4.03.          No Conflicts or Violations, No Consents or Approvals Required.  The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of (i) the organizational documents of Purchaser or any of its Subsidiaries, (ii) any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (i), (ii) and (iii) above, any such items that would not reasonably be expected to have a Purchaser Material Adverse Effect.  No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings under Section 13(a) of the Exchange Act, (C) those that may be required solely by reason of Seller’s (as opposed to any third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements and (D) those the failure of which to obtain or make would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.04.          Proceedings.  There are not any (a) outstanding Judgments against Purchaser or any of its Subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries or (c) investigations by any Governmental Entity that are pending or threatened against Purchaser or any of its Subsidiaries that, in any such case, would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.05.          Availability of Funds; Solvency.

(a)  Purchaser has previously delivered to Seller a true, correct and complete copy of the commitment letter, dated as of October 28, 2011, among Guarantor, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Barclays Capital and Royal Bank of Canada (the “Commitment Letter”) for financing of the Purchase Price and the payment of the costs and expenses of Purchaser in consummating the transactions contemplated by this Agreement (the “Financing”).  The Commitment Letter has been duly executed and delivered by Guarantor and is a legal valid and binding obligation of Guarantor and the other parties thereto in full force and effect, and Guarantor has paid all fees and expenses required thereby or in connection therewith to the extent required to be paid on or prior to the date hereof and in the future shall pay any such fees as they become due.  The Commitment Letter has not been amended, supplemented or otherwise modified in any respect, except, in each case, with the prior written consent of Seller as permitted by Section 5.04, and the financing commitments thereunder have not been withdrawn or terminated.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or Guarantor or, to the knowledge of Purchaser or Guarantor, any other parties thereto, under the Commitment Letter.  Purchaser does not have any reason to believe that any of the conditions to Financing will not be satisfied or that the Financing will not be available to Purchaser on a timely basis to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b)  As of the Closing and immediately after consummating the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements, Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets (including both tangible and intangible assets) or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, including the Business or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

Section 4.06.          Brokerage.  No investment banker, broker, finder or other third party shall be entitled to receive any commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, contract or agreement made by or on behalf of Purchaser or Guarantor.

ARTICLE V

Covenants

Section 5.01.          Covenants Relating to Conduct of the Business.  Except for matters (x) set forth in Schedule 5.01, (y) expressly agreed to in writing by Purchaser or (z) expressly contemplated by the terms of this Agreement, from the date of this Agreement to the Closing Date, Seller shall, and shall cause the Seller Affiliates to, conduct the Business in all material respects in the ordinary course in a manner consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve the business relationships with customers, suppliers, distributors and others with whom Seller and the Seller Affiliates deal with in connection with the conduct of the Business in the ordinary course of business.  Notwithstanding the foregoing, Purchaser acknowledges and agrees that relationships with Seller and certain of its affiliates providing services to the Business will terminate as of the Closing as contemplated in Section 10.03 and that such termination shall not constitute a breach of this Agreement.  In addition, except as set forth in Schedule 5.01 or otherwise contemplated by the terms of this Agreement, Seller shall not, and shall cause the Seller Affiliates not to, do any of the following in connection with the Business without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(i)  subject any of the Transferred Assets to any Lien other than Permitted Liens;

(ii)  waive any claims or rights of material value that relate primarily to the Business or the Transferred Assets;

(iii)  sell, lease, license or otherwise dispose of any Transferred Asset, except Inventory and obsolete or excess Equipment sold or disposed of in the ordinary course of business;

(iv)  diminish or increase in a material way or terminate promotional programs that individually or in the aggregate are material to the Business, except in the ordinary course of business;

(v)  enter into, extend, modify, terminate or renew, or waive an material right under, the Transferred Contracts, except in the ordinary course of business; or

(vi)  agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.02.          Access to Information.  Seller shall, and shall cause the Seller Affiliates to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable prior notice during normal business hours during the period prior to the Closing, to personnel, properties, books, Contracts, commitments and records relating exclusively to the Business (other than the Excluded Assets) including Product cost sheets, price lists and Product lists by SKU and location; provided, however, that in each case such access does not unreasonably disrupt the normal operations of Seller or any of the Seller Affiliates relating to the Business.  Nothing contained in this Section 5.02 shall obligate Seller or any of its affiliates to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise.

Section 5.03.          Confidentiality.

(a)  Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated by this Agreement and the Ancillary Agreements is subject to the terms of a confidentiality agreement between Purchaser and Seller dated August 2, 2011 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business (other than information relating to the Excluded Assets and the personnel engaged in the conduct of the Business); provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or Seller’s representatives concerning Seller and its affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b)  From and after the Closing Date until the six-year anniversary of the Closing Date, Seller will, and will cause Seller Affiliates and their respective affiliates to, keep confidential and protect, and will not divulge, any and all information solely concerning the business and affairs of the Business, including the Transferred Assets and Assumed Liabilities, that is not generally known to the public or within the industry in which Seller, Seller Affiliates and their respective affiliates operate.

Section 5.04.          Reasonable Best Efforts; Financing.

(a)  On the terms and subject to the conditions of this Agreement, each of Seller and Purchaser shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.  Seller shall also provide such reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Purchaser, including providing information and documents, and other actions that are or may be customary in connection with comparable financing transactions or necessary to permit Purchaser to fulfill conditions or obligations under the Commitment Letter.  Each of Seller and Purchaser shall not, and shall not permit any of their respective affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied (including obtaining any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Seller or Purchaser in connection with the acquisition of the Transferred Assets or the taking of any action contemplated by this Agreement and the Ancillary Agreements in accordance with their respective terms).

(b)  Each of Seller and Purchaser shall as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, (i) file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) make such other filings as are necessary in other jurisdictions in order to comply with all Applicable Laws relating to competition and shall promptly provide any supplemental information requested by applicable Governmental Entities relating thereto.  Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other Applicable Law.  Each of Seller and Purchaser shall furnish on a confidential basis to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or such other Applicable Law.  Each of Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Entity and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act or such other Applicable Law.  Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other Applicable Law.  Each party shall use its reasonable best efforts to obtain any clearance required under the HSR Act or such other Applicable Law for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)  Purchaser shall, and shall cause its affiliates to, use reasonable best efforts to take, or cause to be taken, all appropriate action, do, or cause to be done, all things necessary, proper or advisable under Applicable Law, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be required, to arrange the Financing as promptly as reasonably practicable on the terms (including the “market flex” provisions) and subject only to the conditions contained in the Commitment Letter, including to (A) negotiate and enter into definitive agreements with respect to the Financing (x) on the terms (including the “market flex” provisions) and subject only to the conditions contained in the Commitment Letter or (y) on other terms that (1) do not contain any additional or modified conditions or other contingencies to the funding of the Financing than those contained in the Commitment Letter as of the date of this Agreement, (2) are in a form that is otherwise not reasonably likely to impair or delay the funding of the Financing or the Closing and (3) do not reduce the aggregate amount of the Financing set forth in the Commitment Letter as of the date of this Agreement, unless in the case of this clause (3), replaced with an amount of new financing on conditions no less favorable to Seller or Purchaser than the terms set forth in the Commitment Letter for the Financing as of the date of this Agreement, (B) satisfy, and cause its affiliates to satisfy, on a timely basis all conditions applicable to Purchaser or its affiliates contained in the Commitment Letter and (C) consummate the Financing contemplated by the Commitment Letter at or prior to the Closing, which efforts to consummate the Financing may include the taking of enforcement action to cause the Financing Sources to fund the Financing if the conditions to such Financing are satisfied.  Purchaser shall, and shall cause its affiliates to, refrain from taking, directly or indirectly, any action that is reasonably likely to result in the failure of any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Financing.  For the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.04, Purchaser acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Financing, the availability of any replacement commitments or receipt of the proceeds therefrom.

(d)  Purchaser shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Commitment Letter without Seller’s prior written consent, except that Purchaser may amend, supplement or otherwise modify the Commitment Letter if such amendment, supplement or other modification (1) does not contain additional or modified conditions or other contingencies to the funding of the Financing relative to those contained in the Commitment Letter as in effect on the date of this Agreement and (2) is otherwise not reasonably likely to impair or delay the funding of the Financing or the Closing (it being understood that, subject to the requirements of this clause (d), such amendment, supplement or other modification of the Commitment Letter may provide for the assignment of a portion of the financing commitment to additional agents or arrangers and grant such persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers).

(e)  If any portion of the Financing becomes unavailable on the terms (including the “market flex” provisions) and conditions contained in the Commitment Letter, Purchaser shall promptly notify Seller, and Purchaser shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, replacement commitments on terms that will enable Purchaser to consummate the transactions contemplated by this Agreement and that are not less favorable in the aggregate to Seller than those contained in the Commitment Letter; provided that such replacement commitments shall not (A) be subject to any additional or modified conditions or other contingencies to the funding of the Financing than those contained in the Commitment Letter as in effect on the date of this Agreement or (B) otherwise be reasonably likely to impair or delay the funding of the Financing or the Closing.  Purchaser shall deliver to Seller complete and correct copies of all amendments, supplements, other modifications or agreements pursuant to which any amended, supplemented, modified or replacement commitments shall provide Purchaser with any portion of the Financing; provided that Purchaser may redact from any such copies the fee amounts payable to the Financing Sources.

(f)  Purchaser shall keep Seller informed on a timely basis of the status of the Financing and any material developments relating to the Financing.

Section 5.05.          Employees.

(a)  Offers of Employment.  Purchaser shall not be required to offer employment to any Business Employee.  In the event Purchaser elects, in its sole discretion, to offer employment to any Business Employee, the terms and conditions of any such offer of employment shall be in Purchaser’s sole discretion, subject to Applicable Law.  No later than 10 days prior to Closing, Purchaser shall deliver to Seller a list of each Business Employee to whom Purchaser has made an offer of employment.

Each Business Employee to whom Purchaser elects to offer employment and who accepts Purchaser’s offer of employment is referred to herein as a “Transferred Employee”.

(b)  Communications.  Seller shall provide Purchaser with reasonable access to the Business Employees for purposes of identifying the Business Employees to whom Purchaser will make an offer of employment.  Purchaser shall be responsible for advising Business Employees of the details of any offers and terms of employment, and all communications in connection therewith, but Seller shall be allowed to review and approve, prior to distribution, (i) any written communication with Business Employees on or prior to the Closing Date and (ii) any written communication with such Business Employees after the Closing Date which describes or refers to any of Seller’s benefits or policies.  Such approval shall not be unreasonably withheld or delayed.

(c)  Allocation of Liabilities.  Purchaser shall, or shall cause its Subsidiaries and affiliates to, assume and be solely responsible for all employment, termination, compensation and benefits-related matters of any nature that relates to the employment relationship between Purchaser and such Transferred Employees and all obligations, liabilities and commitments in respect thereof that arise from the commencement of the Transferred Employees’ employment with Purchaser and subsequent services provided to Purchaser after the Closing.  Seller shall, or shall cause its Subsidiaries and affiliates to, remain solely responsible for all employment, termination, compensation and benefits-related matters of any nature that relates to the employment relationship between Seller and such Transferred Employees and all obligations, liabilities and commitments in respect thereof that arise on or prior to the Closing with respect to all Transferred Employees, as well as all obligations, liabilities and commitments in respect of (i) awards of equity or equity-based compensation granted to the Transferred Employees prior to the Closing and (ii) severance benefits payable to Transferred Employees in connection with their transfer to Purchaser.

(d)  Administration.  Following the date of this Agreement, Seller and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 5.05, including exchanging information and data relating to workers compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by Applicable Law), and in obtaining any governmental approvals required hereunder.

(e)  No Third-Party Beneficiaries.  Nothing contained herein shall be construed as requiring, and neither Seller nor any of the Seller Affiliates shall take any action that would have the effect of requiring, Purchaser or any of its affiliates to continue any specific employee benefit plans.  The provisions of this Section 5.05 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Business Employees prior to or following the Closing or (ii) confer upon or give to any person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

(f)  Employment Tax Reporting Responsibility. Purchaser and Seller hereby agree to follow the alternate procedure for employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320. Accordingly, Seller shall have no employment tax reporting responsibilities, and Purchaser shall have full employment tax reporting responsibilities, for Transferred Employees following the close of business on the Closing Date.

Section 5.06.          Exclusivity.  Seller has been in negotiations with other parties concerning a possible sale of the Business and such other parties have obtained certain information relating thereto.  Seller agrees to immediately terminate, and to cause its affiliates, representatives, agents, officers, employees, attorneys and accountants to terminate, all existing negotiations or activities with any such party other than Purchaser, its affiliates and their representatives.  Seller agrees that it will not and will not permit its affiliates or its affiliates’ officers, directors, employees, advisors or other agents or representatives to, directly or indirectly, (i) solicit, entertain, initiate or encourage any inquiries, proposals or offers from any person relating to any acquisition of the Business or the Transferred Assets (other than the inventory in the ordinary course of the Business or obsolete equipment) of the Business or (ii) with respect to any effort or attempt by any other person to do or seek any of the foregoing, (A) participate in any discussions or negotiations, (B) furnish to any other person any confidential information with respect to the Business in connection with any such effort or (C) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort, in any such case described in (i) or (ii), other than with the Purchaser, its affiliates and representatives.

Section 5.07.          Noncompetition Agreement of Seller.

(a)  From the Closing Date until the 18 month anniversary of the Closing Date, Seller agrees not to, and shall cause its affiliates not to, directly or indirectly, manufacture, market, distribute or sell branded salt-free spice blend products of the type that the Business sells as of the Closing Date through retail channels to end-users located in North America (“Competing Activity”); provided, that Seller and its affiliates may collectively own or acquire, directly or indirectly: (i) securities of an entity which engages in a Competing Activity if Seller and its affiliates do not, directly or indirectly, own more than 20% of any class of securities of such firm or entity, (ii) any instrument of indebtedness (that is not convertible or exchangeable for voting securities, except as may be permitted by clause (i) above) of any entity engaged in a Competing Activity or (iii) securities of any entity engaged in a Competing Activity within North America if such Competing Activity accounts for less than 20% of such entity’s consolidated annual revenues or assets.

(b)  Notwithstanding anything in Section 5.07(a) above to the contrary, Seller and its affiliates shall not be prevented from (i) continuing to engage in any business currently conducted (other than the Business) by Seller or its affiliates including, without limitation, manufacturing, marketing, distributing and selling spice blends (including salt-free spice blends not primarily marketed as salt-free) and seasoning blends and any reasonable extension or development thereof, (ii) manufacturing, marketing, distributing and selling any product (other than the Products) through foodservice channels or (iii) engaging in, conducting or having an ownership interest in any business that supplies goods or services primarily to Seller.

Section 5.08.          Financial Information Cooperation.  From and after the Closing Date (provided that Seller shall use reasonable best efforts to begin compliance with this covenant as soon as practicable after the date of this Agreement) until the date that is 75 days after the Closing Date, Seller shall cooperate with Purchaser in the preparation, review and audit of financial statements and other financial information regarding the Business that is required to be included in the financial reports and other public disclosures of Guarantor pursuant to Regulations S-X and S-K promulgated under the Securities Act of 1933, as amended, and the Exchange Act in connection with the transaction contemplated hereby.  Such cooperation shall include assistance with the preparation of financial statements and all other financial information necessary for the accounting firm responsible for reviewing and auditing such financial statements to perform its review and audit, including the execution and delivery of a reasonable and customary representation letter to such accounting firm (if and to the extent reasonably required by such accounting firm).  The accounting firm responsible for the review and audit of such financial statements shall be KPMG LLP unless otherwise determined by Purchaser.  All costs and expenses incurred in connection with this Section 5.08 shall be paid by Purchaser.

Section 5.09.          Further Assurances.  After the Closing, each party shall take such further actions and execute such further documents as may be reasonably necessary or reasonably requested by the other party (including with respect to information held by Seller or the Seller Affiliates and their agents in respect of regulatory filings for Transferred Trademarks) in order to effectuate the intent of this Agreement and to provide such other party in all material respects with the intended benefits of this Agreement and the Ancillary Agreements.

ARTICLE VI

Conditions to Closing

Section 6.01.          Conditions to Each Party’s Obligations.  The obligation of Purchaser to purchase and pay for the Transferred Assets and the obligation of Seller to, or to cause the Seller Affiliates to, sell, transfer, assign and deliver the Transferred Assets to Purchaser is subject to the satisfaction (or waiver in writing by Purchaser and Seller) on or prior to the Closing Date of the following conditions:

(a)  Governmental Approvals.  The waiting period under the HSR Act shall have expired or been terminated.  All other material Consents of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the absence of which would prohibit the consummation of the Acquisition, shall have been obtained or filed or shall have occurred.

(b)  No Injunctions or Restraints.  No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts (as required by Section 5.04) to prevent the occurrence or entry of any such legal restraint and to remove or appeal as promptly as possible any such legal restraint.

Section 6.02.          Conditions to Obligations of Purchaser.  The obligation of Purchaser to purchase and pay for the Transferred Assets is subject to the satisfaction (or waiver in writing by Purchaser) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Seller in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date only), in each case except for breaches as to matters that would not reasonably be expected to have a Business Material Adverse Effect.

(b)  Performance of Obligations of Seller.  Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.

(c)  No Business Material Adverse Effect.  During the period from the date of this Agreement until the Closing, no event shall have occurred that has had or would reasonably be likely to have, individually or in the aggregate, a Business Material Adverse Effect.

(d)  Closing Certificate.  Purchaser shall have received a certificate signed by an authorized officer of Seller dated as of the Closing Date to the effect that the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied.

(e)  Ancillary Agreements.  Seller or the applicable Seller Affiliate shall have duly executed and delivered the Excluded Technology License and the Transitional Services Agreement.

Section 6.03.          Conditions to Obligations of Seller.  The obligation of Seller to, or to cause the Seller Affiliates to, sell, transfer, assign and deliver the Transferred Assets is subject to the satisfaction (or waiver in writing by Seller) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Purchaser in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date only), in each case except for breaches as to matters that would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)  Performance of Obligations of Purchaser.  Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

(c)  Closing Certificate.  Seller shall have received a certificate signed by an authorized officer of Purchaser dated as of the Closing Date to the effect that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.

Section 6.04.          Frustration of Closing Conditions.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.04.

ARTICLE VII

Termination; Effect of Termination

Section 7.01.          Termination.

(a)  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)  by mutual written consent of Seller and Purchaser;

(ii)  by Seller, if any of the conditions set forth in Section 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Seller, (y) 30 days have elapsed since the receipt by Purchaser of a written notice by Seller of such incapability and (z) Purchaser shall have failed to fulfill such condition within such 30-day period;

(iii)  by Purchaser, if any of the conditions set forth in Section 6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser, (y) 30 days have elapsed since the receipt by Seller of a written notice by Purchaser of such incapability and (z) Seller shall have failed to fulfill such condition within such 30-day period; or

(iv)  by Seller or Purchaser, if the Closing does not occur on or prior to February 29, 2012;

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)  In the event of termination by Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)  Each of Purchaser and Seller shall, and shall cause each of their respective directors, officers, employees, agents, representatives and advisors to, return to the other party all documents and other material received from the other party or any of its affiliates relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof; and

(ii)  all confidential information received by Purchaser, its directors, officers, employees, agents, representatives or advisors with respect to the businesses of Seller and its affiliates (including with respect to the Business) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 7.02.          Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.03 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller or Seller’s representatives, (ii) Section 12.03 relating to certain expenses, (iii) Section 7.01 and this Section 7.02 and (iv) Section 10.01 relating to publicity.  Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE VIII

Indemnification

Section 8.01.          Indemnification by Seller.  Subject to the limitations set forth in Section 8.04, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable third-party legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from any of the following:

(a)  any breach of any representation or warranty of Seller contained in this Agreement;

(b)  any breach of any covenant or agreement of Seller contained in this Agreement;

(c)  any Retained Liability; and

(d)  any fees, expenses or other payments incurred or owed by Seller to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement.

Section 8.02.          Indemnification by Purchaser.  Subject to the limitations set forth in Section 8.04, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and each of its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

(a)  any breach of any representation or warranty of Purchaser contained in this Agreement;

(b)  any breach of any covenant or agreement of Purchaser contained in this Agreement;

(c)  any Assumed Liability; and

(d)  any fees, expenses or other payments incurred or owed by Purchaser or its affiliates to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement.

Section 8.03.          Indemnification Procedures.

(a)  Procedures Relating to Indemnification of Third Party Claims.  If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 8.01 or 8.02 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article VIII, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party will have 60 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof.  If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice, which counsel must be reasonably acceptable to the Indemnified Party.  So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief, in each case, without the prior written consent of the Indemnified Party (such written consent will not be withheld or delayed unreasonably).  The parties will use reasonable best efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

(b)  Procedures for Non-Third Party Claims.  The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, giving rise to the claim of indemnity pursuant hereto.  The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party will have 45 days from receipt of any such notice to give written notice of dispute of the claim to the Indemnified Party, which notice shall state in reasonable detail the reason for such dispute.  The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation will include providing reasonable access, in a manner that does not unreasonably disrupt the normal operation of the business of the Indemnified Party, to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 8.04.          Limits on Indemnification.

(a)  Notwithstanding the foregoing provisions of this Article VIII:

(i)  Seller shall not be responsible, pursuant to Section 8.01(a) or (b), for any indemnifiable Losses suffered by any Purchaser Indemnitee arising out of a breach of any representation, warranty or covenant or agreement of Seller herein unless a claim therefor is asserted in writing within the applicable time period specified in Section 8.04(b), failing which such claim shall be waived and extinguished;

(ii)  Seller shall not be liable, pursuant to Section 8.01(a), for (x) any Losses suffered by any Purchaser Indemnitee unless the aggregate of all Losses suffered by the Purchaser Indemnitees exceeds, on a cumulative basis, an amount equal to $5,687,500, and then only to the extent of any such excess or (y) any individual items or series of related items where the Loss relating thereto is less than $25,000 and such items shall not be aggregated for purposes of the immediately preceding clause (x); provided, however, that the foregoing limitations shall not apply to Losses arising or resulting from (i) any breach of the representations or warranties made in Sections 3.01, 3.02, 3.05, 3.06(a) or 3.20 or (ii) fraud on the part of Seller;

(iii)       the aggregate liability of Seller hereunder, pursuant to Section 8.01(a) or (b), for Losses suffered by the Purchaser Indemnitees shall in no event exceed $81,250,000; provided, however, that the foregoing limitation shall not apply to Losses arising or resulting from (i) any breach of the representations or warranties made in Sections 3.01, 3.02, 3.05, 3.06(a) or 3.20 or (ii) fraud on the part of Seller;

(iv)      neither party hereto shall be liable to the other for indirect, special, consequential or punitive damages claimed by such other party (other than those paid or payable to third parties) resulting from such first party’s breach of its representations, warranties or covenants hereunder;

(v)         in no event shall Seller be obligated to indemnify the Purchaser Indemnitees or any other person with respect to any matter to the extent that such matter was taken into account in the calculation of the adjustment to the Closing Date Payment, if any, pursuant to Section 2.03(c); and

(vi)      the aggregate liability of Seller pursuant to Sections 8.01(a) and (b) shall in no event exceed $325,000,000.

(b)  No action or claim for Losses under Section 8.01(a) or 8.02(a) arising out of or resulting from a breach of representations and warranties described therein shall be brought or made after the expiration of the 18-month anniversary of the Closing Date (the “General Survival Period”); provided, however, that the foregoing time limitations shall not apply to:  (i) any of the representations and warranties contained in Sections 3.01, 3.02, 3.05, 3.06(a) or 3.20, 4.01, 4.02, 4.05 or 4.06, and claims of, or causes of action arising from, Seller’s or Purchaser’s fraud, as applicable, each of which shall survive indefinitely; or (ii) the representations and warranties contained in Section 3.09, which shall survive until the 60th day following expiration of the applicable statute of limitation (taking into account any tolling periods and other extensions) so long as such period is longer than the General Survival Period.  Actions or claims for Losses under Section 8.01(b) arising out of or resulting from a breach of covenants or agreements shall terminate when the applicable covenant or agreement terminates pursuant to its terms if such a termination is so provided or, if no such termination is so provided, shall not terminate.

(c)  Purchaser acknowledges and agrees that, (i) other than the representations and warranties of Seller specifically contained in this Agreement and in the Ancillary Agreements, none of Seller, any of its affiliates or any other person has made any representation or warranty either expressed or implied (A) with respect to the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or the Ancillary Agreements or (B) as to the accuracy or completeness of any information regarding the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or by the Ancillary Agreements furnished or made available to Purchaser and its representatives and (ii) Purchaser shall have no claim or right to indemnification pursuant to this Article VIII and none of Seller, any of the Seller Affiliates or any other person shall have or be subject to any liability to Purchaser or any other person with respect to any information, documents or materials furnished by Seller, any of its affiliates or any of their respective officers, directors, employees, agents or advisors to Purchaser, including the Confidential Information Memorandum dated August 2011 prepared by Deloitte Corporate Finance LLC and any information, documents or material made available to Purchaser and its representatives in certain “data rooms” (whether electronic or otherwise), management presentations or any other form in expectation of the transactions contemplated by this Agreement or the Ancillary Agreements (it being understood that this clause (ii) does not supersede or otherwise affect the representations and warranties of Seller specifically contained in this Agreement and the Ancillary Agreements).  Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement and the Ancillary Agreements, Seller does not make any representations or warranties relating to the maintenance, repair, condition, design, performance or marketability of any Transferred Asset, including merchantability or fitness for a particular purpose.  Purchaser acknowledges and agrees that it shall obtain rights in the Transferred Assets in their present condition and state of repair, “as is” and “where is”.

(d)  Each of Purchaser and Seller acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Business, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or the transactions contemplated by this Agreement (other than (i) a claim for payment due pursuant to Section 2.03(c), (ii) claims of, or causes of action arising from, fraud, or (iii) causes of action arising from the Ancillary Agreements or Article XI hereof) shall be pursuant to the indemnification provisions set forth in this Article VIII.  In furtherance of the foregoing, (i) Purchaser hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than (A) a claim for payment due pursuant to Section 2.03(c), (B) claims of, or causes of action arising from, fraud, or (C) causes of action arising from the Ancillary Agreements) Purchaser or any other Purchaser Indemnitee may have against Seller or any of the Seller Affiliates or any of their respective directors, officers and employees arising under or based upon any Federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article VIII) and (ii) Seller hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than (A) a claim for payment due pursuant to Section 2.03(c), (B) claims of, or causes of action arising from, fraud, and (C) causes of action arising from the Ancillary Agreements or Article XI hereof) Seller or any other Seller Indemnitee may have against Purchaser or any of its affiliates or any of their respective directors, officers and employees arising under or based upon any Federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article VIII).

Section 8.05.                             Calculation of Indemnity Payments.  The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts actually received by the Indemnified Party under third party insurance policies with respect to such Loss and shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount.  Solely for purposes of calculating the amount of Losses incurred out of or relating to any breach of a representation or warranty (and not for purposes of determining whether or not a breach has occurred), the references to “Business Material Adverse Effect,” “Purchaser Material Adverse Effect” or other materiality qualifications (or correlative terms), shall be disregarded.

Section 8.06.                             Tax Treatment of Indemnification.  For all Tax purposes, Purchaser and Seller agree to treat (and shall cause each of their respective affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Final Purchase Price unless a final determination by the IRS or other applicable Taxing Authority  provides otherwise.

ARTICLE IX

Tax Matters

Section 9.01.                             Tax Matters.

(a)  Allocation of Certain Taxes. In the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and shall be an Excluded Liability and (ii) Property Taxes for the Post-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Post-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and shall be an Assumed Liability.  The party that has the primary obligation to do so under Applicable Law shall file any Tax Return that is required to be filed in respect of Taxes described in this Section 9.01(a), and that party shall pay the Taxes shown on such Tax Return.  To the extent any such Taxes paid by Purchaser (or any refund of Taxes received by Purchaser) is allocable to the Pre-Closing Tax Period, or any such Taxes paid by Seller (or any refund of Taxes received by Seller) is allocable to the Post-Closing Tax Period, Purchaser or Seller (as applicable) shall pay to the other party such proportionate amount promptly after the payment of such Taxes (or the receipt of any such refund).

(b)  Purchase Price Allocations.

(i)             At least seven calendar days prior to the Closing Date, Purchaser shall provide Seller with an estimate of the allocation of the total consideration (including liabilities assumed) among the Transferred Assets, with a single number for all of the Transferred Assets of each of Seller and each of the Seller Affiliates. This estimate will be used at the Closing.  If Seller does not agree with such estimate, Seller and Purchaser shall use good faith efforts to agree on an estimate prior to the Closing Date.  If the parties cannot agree on such estimate prior to the Closing Date, Purchaser’s estimate shall be used for allocating the total consideration pursuant to this Agreement at the Closing.

(ii)          Without regard to the estimate determined pursuant to Section 9.01(b)(i), within 90 calendar days of the determination of the Final Purchase Price, Purchaser shall provide Seller a proposed allocation (the “Allocation”) of the total consideration (including liabilities assumed) among the Transferred Assets, as well as with a single amount for all of the Transferred Assets of each of Seller and each of the Seller Affiliates.  The Allocation shall be consistent with Section 1060 of the Code and the Treasury Regulations thereunder.  However, any amount allocated to the inventory of Unilever Canada Inc. will not exceed 100% of the book value of such inventory (as determined using principles consistent with determining book value for Closing Inventory pursuant to Section 2.03(a)).  The Allocation Statement shall become final and binding 20 calendar days after Purchaser provides the Allocation to Seller, unless Seller reasonably objects (in which case, Seller shall propose an allocation).  If the parties cannot agree on the Allocation, each party shall be entitled to use its own valuation.

(iii)       Seller (and its affiliates) and Purchaser (and its affiliates) agree to file all Tax Returns consistent with the final versions of the allocations and forms described in this Section 9.01.

(c)  Transfer Taxes.

(i)             Seller and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Purchaser’s and Seller’s payment of Transfer Taxes.  Each party shall execute and deliver all instruments and certificates reasonably necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.

(ii)          The Purchaser, on the one hand, and Seller and Seller Affiliates, on the other hand, shall equally pay all Transfer Taxes; provided, however, that each of Seller and each of the Seller Affiliates shall use reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemption.

(iii)       Notwithstanding Section 9.01(c)(ii), Purchaser shall pay or pay over to Seller any Canadian Federal Goods and Services Tax imposed pursuant to Part IX of the Excise Tax Act (Canada) (“GST”), Harmonized Sales Tax imposed pursuant to Part IX of the Excise Tax Act (Canada) (“HST”) and Quebec Sales Tax imposed pursuant to the Act respecting the Quebec sales tax(Quebec) (“QST”) imposed on the transfer of the Transferred Assets (GST, HST and QST together, the “Canadian Taxes”).  In the event that Purchaser reasonably determines after registering and timely filing appropriate Tax Returns that it cannot recover, as refunds or as a direct offset to a Tax liability, all or a portion of the Canadian Taxes from the appropriate Tax authority, Seller shall pay to Purchaser 50% of the Canadian Taxes that Purchaser cannot recover.  If, subsequent to Seller paying to Purchaser an amount pursuant to this Section 9.01(c)(iii), Purchaser obtains a recovery of the Canadian Taxes from the appropriate Tax authority, Purchaser shall repay 50% of the recovered amounts to Seller.

(d)  Purchaser, Seller and each of the Seller Affiliates agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.

(e)  Seller shall furnish to Purchaser on or prior to the Closing Date, a certificate of its non-foreign status complying with the provisions of United States Treasury Regulation Section 1.1445-2(b).

ARTICLE X

Additional Agreements

Section 10.01.                       Publicity.  From the date of this Agreement through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall, to the extent practicable, use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby.

Section 10.02.                       No Use of Certain Names and Use of UPCs.  (a)  Purchaser shall, and shall cause the Business, promptly, and in any event (i) within 120 days after the Closing, to revise print advertising, Product labeling and all other information or other materials, including any internet or other electronic communications vehicles, to delete all references to the Names and (ii) within 270 days after the Closing, to change signage and stationery and otherwise discontinue use of the Names; provided, however, that for a period of 270 days after the Closing Date, Purchaser may continue to distribute product literature relating to the Business that uses any Names and distribute Products with labeling that uses any Names to the extent that such product literature and labeling exists on the Closing Date.  In no event shall Purchaser or the Business use any Names after the Closing in any manner or for any purpose different from the use of such Names by Seller and the Seller Affiliates during the 90-day period preceding the Closing.  With respect to the Transferred Inventory, Purchaser may continue to sell such Transferred Inventory, notwithstanding that it bears one or more of the Names, for a reasonable time after the Closing (not to exceed 270 days).  “Names” means “Unilever”, “Alberto”, “Alberto-Culver” and “Culver Specialty Brands” and any variations and derivatives thereof and any other logos or trademarks of Seller or its affiliates not included in Schedule 1.02(a)(iii) or (iv).

(b)  Notwithstanding that the UPCs for the Products shall not be transferred to Purchaser as a Transferred Asset pursuant to the terms of this Agreement, Purchaser shall be entitled to use such UPCs for the manufacture of the Products in the operation of the Businesses from the Closing Date until the date that is 12 months following the Closing Date.

(c)  Follow the Closing Date, Seller shall not, and agrees to cause the Seller Affiliates not to (i), directly or indirectly, use any trademark set forth on Schedule 1.02(b)(i) in connection with the manufacture or sale of any products, (ii) sell, assign, transfer or license to any third party any such trademarks or (iii) renew the registrations for any such trademarks upon the natural expiration of such registrations.

Section 10.03.                       Support Services.  Purchaser acknowledges that as of the Closing Date, neither Seller nor any of its affiliates shall have any obligation to provide any support or other services to Purchaser relating to the Business other than those services expressly required to be provided pursuant to (i) the transitional services agreement in the form attached hereto as Exhibit B (the “Transitional Services Agreement”) and (ii) the Excluded Technology License, each of which agreements shall be entered into by Seller and Purchaser as of the Closing Date.

Section 10.04.                       Post-Closing Information.

(a)  Following the Closing, upon reasonable written notice to Purchaser, Purchaser shall afford or cause to be afforded to Seller and its affiliates reasonable access to the personnel, properties, books, Contracts, commitments and records relating to the Business for any reasonable business purpose, including in respect of litigation, insurance matters and financial reporting of Seller and its affiliates; provided, however, that such access does not unreasonably disrupt the normal operations of Purchaser or any of its affiliates.  Nothing contained in this Section 10.04(a) shall oblige Purchaser or any of its affiliates to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise.

(b)  Following the Closing, upon reasonable written notice to Seller, Seller shall, or shall cause the Seller Affiliates to, afford to Purchaser and its affiliates reasonable access to Seller’s or the Seller Affiliates’ personnel, properties, books, Contracts, commitments and records relating to the Business, including any other documents or records necessary to allow Purchaser or its affiliates to prepare any Tax Returns, for any reasonable business purpose, including in respect of litigation, insurance matters, financial reporting and Preparation of any Tax Returns of Purchaser and its affiliates; provided, however, that such access does not unreasonably disrupt the normal operations of Seller or any of its affiliates and shall be subject to the withholding or redaction by Seller of any such materials to the extent they do not relate to the Business.  Nothing contained in this Section 10.04(b) shall oblige Seller or any of its affiliates to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise.

Section 10.05.                       Records.  Purchaser recognizes that certain records may contain information relating to subsidiaries, divisions or businesses of Seller and its affiliates other than the Business and that Seller and its affiliates may, subject to Seller’s obligations under Section 5.03 hereof, retain copies thereof.

Section 10.06.                       Refunds and Remittances.  After the Closing, if Seller or any of its affiliates receive any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 12.04.  After the Closing, if Purchaser or any of its affiliates receive any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of its affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 12.04.  After the Closing, if Purchaser or any of its affiliates receive any refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or cause to be remitted, such amount to Seller at the address set forth in Section 12.04.  After the Closing, if Seller or any of its affiliates receive any refund or other amount which is related to claims, litigation, insurance or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or cause to be remitted, such amount to Purchaser at the address set forth in Section 12.04.

ARTICLE XI

Section 11.01.                       Guarantee.

(a)  Guarantor absolutely, unconditionally and irrevocably guarantees to Seller the due and punctual payment and performance of, and compliance by Purchaser with all payment obligations set forth in Section 2.02(b) and other obligations of Purchaser under this Agreement (the “Guaranteed Obligations”).

(b)  Guarantor guarantees that the Guaranteed Obligations will be satisfied strictly in accordance with the terms of this Agreement. The liabilities and obligations of the Guarantor under or in respect of this Section 11.01 are independent of any liabilities or obligations of Purchaser under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against Guarantor to enforce its obligations under this Section 11.01, irrespective of whether any action is brought against Purchaser or whether Purchaser is joined in any such action or actions.

(c)  Guarantor’s obligations under this Section 11.01 shall not be released or discharged by any or all of the following: (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other liabilities or obligations of Purchaser under or in respect of this Agreement; (ii) any express amendment or modification of or supplement to this Agreement, or any assignment or transfer of any of the Guaranteed Obligations; (iii) any failure on the part of Purchaser to perform or comply with this Agreement; (iv) any waiver, consent, change, extension, indulgence or other action or any action or inaction under or in respect of this Agreement; (v) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to Guarantor or Purchaser or their respective properties, or any action taken by any trustee or receiver or by any court in any such proceeding, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; or (vi) any change in the name or ownership of Purchaser or any other person referred to herein.

(d)  Guarantor hereby waives (i) notice of acceptance of this guarantee, (ii) presentment and demand concerning the liabilities of Guarantor and (iii) any right to require that any action be brought against Purchaser or any other person, or to require that Seller seek enforcement of any performance against Purchaser or any other person prior to any action against Guarantor under the terms hereof.

(e)  Except as to applicable statutes of limitation, no delay of Seller in the exercise of, or failure to exercise, any rights under this Section 11.01 shall operate as a waiver of such rights, a waiver of any other rights, or a release of Guarantor from any obligations hereunder.

(f)  Guarantor hereby represents and warrants to Seller as follows:

(i)             Guarantor is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

(ii)          Guarantor has full power and authority to execute this Agreement.  Guarantor has taken all action required by its organizational documents to authorize the execution and delivery of this Agreement.  This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

(iii)       The execution and delivery by Guarantor of this Agreement do not conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien upon any of the properties or assets of Guarantor under, any provision of (i) the organizational documents of Guarantor, (ii) any Contract to which Guarantor is a party or by which any of its properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Guarantor or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to have a material adverse effect on the Guarantor’s ability to perform its obligations hereunder.

ARTICLE XII

Miscellaneous

Section 12.01.                       Assignment.  Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by any of the parties hereto without the prior written consent of the other party hereto, except that (a) Purchaser may assign its right to purchase the Transferred Assets and delegate its obligations to assume the Assumed Liabilities hereunder (but not its other obligations hereunder) in whole or in part to any of its direct or indirect wholly owned subsidiaries, without the prior written consent of Seller, (b) Purchaser may assign its rights and obligations under this Agreement in whole or in part through a collateral assignment to any lender providing financing in connection with the Acquisition and (c) Seller may assign any rights and obligations hereunder to any affiliate of Seller without the prior written consent of Purchaser.  Notwithstanding the foregoing, absent the express written consent of the other party, each of Seller and Purchaser shall remain liable for all of their respective obligations under this Agreement.  Subject to the first sentence of this Section 12.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder.  Any attempted assignment or transfer in violation of this Section 12.01 shall be void.

Section 12.02.                       No Third-Party Beneficiaries; No Consequential Damages; Waiver of Non-Contract Claims.  Except as provided in Article VIII and except that this Section 12.02 and Sections 12.10, 12.11 and 12.12 of this Agreement shall inure to the benefit of the Financing Sources, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.  For purposes of this Agreement, “Financing Sources” shall mean each of the agents, arrangers, lenders and other entities that have committed to provide or otherwise entered into agreements in connection with the Financing.  No Financing Source shall be subject to any indirect, special, consequential or punitive damages or damages claimed by any party hereto (other than those paid or payable to Persons that are not parties to this Agreement).

Section 12.03.                       Expenses.  Whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, except as otherwise expressly provided herein or therein, each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.

Section 12.04.                       Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received, if sent by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by the recipient by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) when delivered, if sent via overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

(i)                                     if to Seller,

Conopco, Inc.

c/o Unilever United States, Inc.

800 Sylvan Avenue

Englewood Cliffs, NJ 07632-3100

Attention: David A. Schwartz

Facsimile:  (201) 894-2727

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Attention:  Mark I. Greene

Facsimile:  (212) 474-3700

(ii)                                  if to Purchaser or Guarantor,

B&G Foods North America, Inc.

4 Gatehall Drive

Parsippany, NJ 07054

Attention:  General Counsel

Facsimile:  (973) 630-6550

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Attention: Christopher G. Karras

Facsimile:  (215) 994-2222

or to such other address(es) as shall be furnished in writing by any such party to the other party to this Agreement in accordance with the provisions of this Section 12.04.

Section 12.05.        Headings; Certain Definitions.

(a)  The descriptive headings of the several Articles and Sections of this Agreement and the Disclosure Schedule to this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles”, “Sections”, “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.

(b)  For all purposes of this Agreement:

“affiliate” of any party means any person or entity controlling, controlled by or under common control with such party and, in the case of Seller, shall include Unilever N.V., Unilever PLC or any entity a majority of the voting shares of which is owned directly or indirectly by Unilever N.V. or Unilever PLC or both of them together.

“Ancillary Agreements” means the agreements and instruments to be executed and delivered in connection with this Agreement, including the Excluded Technology License and the Transitional Services Agreement.

“business day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City.

“Business” means the business of manufacturing (or having manufactured), marketing, distributing and selling the Products as such business is currently conducted by Seller and the Seller Affiliates.

“Business Employee” means each employee of Seller or any of the Seller Affiliates dedicated to the Business as of the date of this Agreement.

“Business Material Adverse Effect” means any change, effect, event or occurrence that, individually or when taken together with all other such changes, effects,

events or occurrences, is materially adverse to, or has a material adverse effect (i) on the business, financial condition or results of operations of the Business, taken as a whole (including the Transferred Assets and Assumed Liabilities), or (ii) on the ability of Seller to consummate the Acquisition.  For purposes of this Agreement, “Business Material Adverse Effect” shall exclude any effects to the extent resulting from (A) changes in the United States or foreign economies in general to the extent not disproportionately affecting the Business, (B) changes in industries relating to the Business in general to the extent not disproportionately affecting the Business, (C) the announcement by Seller of its intention to sell the Business or (D) the execution of this Agreement (including the identity of Purchaser) or any of the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby.

“Disclosure Schedule” means the schedules to this Agreement delivered by Seller to Purchaser prior to the date hereof.

“$” means United States dollars.

“including” means including, without limitation.

“knowledge of Seller” or “Seller’s knowledge” means the actual knowledge, after reasonable inquiry, of Keith Gustely, Paul Hoelscher Gregory Price and David Schwartz.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Products” means those products represented by the SKUs set forth in Schedule 12.05(b)(i).

“Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

Section 12.06.        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by facsimile or by electronic image scan, receipt acknowledged in each case, to the other party to this Agreement.

Section 12.07.        Integrated Contract, Exhibits and Schedules.  This Agreement, including the Schedules (and the Introduction thereto) and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 12.12 hereof, the Confidentiality Agreement and the Ancillary Agreements, including the schedules, exhibits and annexes thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters.  All

Exhibits and Schedules annexed hereto or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  There are no restrictions, promises, representations, warranties, agreements or undertakings of any party to this Agreement with respect to the transactions contemplated by this Agreement, the Confidentiality Agreement or the Ancillary Agreements other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder.  In evaluating and entering into this Agreement and the Ancillary Agreements, neither party has relied upon and is not relying upon any representations, warranties or other statements, whether oral or written, except those representations and warranties set forth in this Agreement or the Ancillary Agreements.  In the event of any conflict between the provisions of this Agreement (including the Schedules (and the Introduction thereto) and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

Section 12.08.        Severability; Enforcement.  The invalidity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 12.09.        Governing Law.  This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles (other than Section 5-1401 of the General Obligations Law of the State of New York).

Section 12.10.        Jurisdiction.  Each party irrevocably agrees that any action, claim, suit or proceeding against them arising or against the Financing Sources out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether in law or in equity and whether for breach of contract, tortious conduct or otherwise), including but not limited to any dispute arising out of or in connection with the Commitment Letter or the performance thereof, shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, claim, suit or proceeding.

Section 12.11.        Waiver of Jury Trial.  Each party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto, including in any action, claim, suit or proceeding against any Financing Source.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.11.

Section 12.12.        Amendments.  This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by an officer of each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance; provided, however, that Sections 12.02, 12.10, 12.11 of this Agreement and this Section 12.12 may not be amended, modified, superseded, canceled or waived in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

CONOPCO, INC., as Seller,

by
/s/ Paul McMahon
Name: Paul McMahon
Title: Vice President

B&G FOODS NORTH AMERICA, INC.,
as Purchaser,

by
/s/ Robert C. Cantwell
Name: Robert C. Cantwell
Title: Executive Vice President

Solely for the purpose of Article XI:

B&G FOODS, INC.,
as Guarantor,

by
/s/ Robert C. Cantwell
Name: Robert C. Cantwell
Title: Executive Vice President